EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is hereby entered into between Zomax Incorporated, a Minnesota corporation (the "Company") and James T. Anderson ("Executive").

                                    PREAMBLE

         Executive has been employed as President and Chief Executive Officer of Zomax Incorporated since 1996. The Company desires to continue to have the benefit of Executive's experience and loyalty, and Executive has indicated his willingness to provide his services on the terms and conditions set forth below.


                                    AGREEMENT

1.       Definitions.

         The following capitalized terms used in this Agreement shall be defined as follows:.

         Agreement shall mean this Agreement between the Company and Executive.

         Base Salary shall mean the annual base salary payable to Executive pursuant to Section 4(a) hereof, and "monthly Base Salary" shall mean the Base Salary divided by twelve (12).

         Board shall mean the Board of Directors of the Company.

         Cause shall mean termination of the Executive's employment with the Company by the Board because of (1) gross misconduct, dishonesty or disloyalty;
(2) willful and material breach of this Agreement by Executive; or (3) conviction or entry of a plea of guilty or nolo contendere to any felony or to any misdemeanor involving fraud, misrepresentation or theft.

         A Change of Control shall be deemed to have occurred if (1) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power (with respect to the election of directors) of the Company's then outstanding securities; (2) at any time after the execution of this Agreement, individuals who as of the date of the execution of this Agreement constitute the Board (and any new director whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still inn office) cease for any reason to constitute a majority of the Board; (3) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company's business or assets.

         Change of Control Payments shall mean any payment (including any benefit or transfer of property) in the nature of compensation to or for the benefit of Executive under any arrangement which is partially or entirely contingent on a Change of Control, or is deemed to be contingent on a Change of Control for purposes of Section 280G of the Code. As used in this definition, the term "arrangement" includes any agreement between Executive and the Company and any and all of the Company's salary, bonus, incentive, compensation or benefit plans, programs or arrangements, and shall include this Agreement.

         Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Company shall mean Zomax Incorporated, a Minnesota corporation, any subsidiaries thereof, and any successors or assigns, including any Successor.

         Company Product means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by the Company or with respect to which the Company has acquired Confidential Information which it intends to use in the design, development, manufacture, marketing or sale of a product or service.

         Competitive Product means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by anyone other than the Company and is of the same general type, performs similar functions, or is used for the same purposes as a Company Product.

         Confidential Information means any information or compilation of information that Executive learns or develops during the course of his employment with the Company that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use. It includes but is not limited to trade secrets, inventions, discoveries, and may relate to such matters as research and development, manufacturing processes, management systems and techniques and sales and marketing plans and information.

         Good Reason shall mean (1) a substantial reduction in the nature or status of Executive's responsibilities hereunder; (2) a reduction by the Company in the Base Salary of Executive except to the extent permitted by this Agreement; (3) failure by the Company to allow Executive to participate to the full extent in all plans, programs or benefits in accordance with this Agreement; and (4) relocation of Executive's principal office more than 20 miles from its current location. Notwithstanding the foregoing, "Good Reason" shall be deemed to occur only if such event enumerated in (1) through (4) above has not been corrected by the Company within two weeks of receipt of notice from Executive of the occurrence of such event, which notice shall specifically describe such event.

         Inventions means any inventions, discoveries, improvements, ideas or works of authorship (whether patentable or not and including those which may be subject to copyright protection) generated, conceived, authored or reduced to practice by Executive alone or in conjunction with others, during or after working hours, while an employee of the Company, and that:

                  (i) are derived in whole or in part from, or use, incorporate or represent any improvement to any Invention or trade secret of the Company; or

                  (ii) result from any work Executive performs for the Company; or

                  (iii) use any of the Company's equipment, supplies, facilities or trade secret information; or

                  (iv) otherwise relate to the Company's products or the Company's present or possible future research or development.

         Term shall mean the term of Executive's employment under Section 3 hereof.

         Permanently Disabled shall mean permanently disabled in accordance with the disability policy (as defined by the Company's Long-Term Disability Insurance Plan) of the Company as in effect on the date of this Agreement and as evaluated by sufficient documentation including doctors' statements, etc. as requested by the Company.

         Person shall mean an individual, partnership, corporation, estate or trust or other entity.

         Successor shall be any entity acquiring substantially all of the assets of the Company or a corporation into which the Company is merged or with which it is consolidated.

2.       Employment and Duties.

         (a) General. The Company hereby agrees to employ Executive as its President and Chief Executive Officer upon the terms and conditions set forth in this Agreement and Executive agrees to serve as President and Chief Executive Officer of the Company. Executive shall report directly to the Board of Directors of the Company. Executive shall perform the duties and assume the responsibilities and obligations contemplated by his title of President and Chief Executive Officer and shall perform such other duties and undertake such other responsibilities and obligations, consistent with his position, as the Board of Directors shall determine from time to time.

         (b) Exclusive Services. The Executive shall (i) devote his full business time and attention and best efforts to the business and affairs of the Company and its affiliates, (ii) use his best efforts to promote and further the interests of the Company, (iii) faithfully and diligently perform his responsibilities and duties hereunder; and (iv) conduct himself in a competent and professional manner which reflects positively upon the Company.

         (c) No Other Employment. Throughout the Term, Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation (excluding volunteer services or outside Board activities with modest time commitments) without the consent of the Board or otherwise engage in activities which would interfere significantly with the performance of his duties hereunder.

3.       Term of Employment.

         (a) Commencement. The term of this Agreement shall be effective as of January 1, 1999 and may not be terminated except as expressly provided herein.

         (b) Term. Unless extended by mutual consent or as provided in Section 3(c) below, this Agreement shall terminate on the first (1st) anniversary of the Effective Date (such one-year period being hereinafter referred to as the "Term").

         (c) Automatic Extension. Following the initial expiration date of the Term, this Agreement shall be deemed extended from year to year ("Extension Year") unless, no later than three (3) months prior to the end of the Term (or any Extension Year) the Company or the Executive shall have notified the other party in writing that it or he does not elect to extend the Term (or any Extension Year) past its then expiration date.

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive during the Term as compensation for services rendered hereunder.

         (a) Base Salary. The Company shall pay to Executive a Base Salary at the rate of $400,000 per annum, payable in accordance with the Company's standard payroll practices. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required to deduct or withhold therefrom. The Base Salary will be reviewed not less than annually by the Board and may be increased or reduced; provided, however, that any reduction shall be permitted only if the Company then reduces the base compensation of its executive employees generally and shall not exceed the average percentage reduction for all such executive employees.

         (b) Incentive Compensation. During the term of this Agreement, Executive will receive an annual bonus, consisting of a combination of cash and stock options, based on his performance and the performance of the Company against a business plan approved by the Board of Directors. The terms of the incentive compensation award will be determined by the Board and communicated to Executive no later than February 28 of each calendar year.

         (c) Other Plans. The Executive shall be entitled to participate in additional Company stock option plans or other equity plans or programs, if any, in which executives of the Company are eligible to participate generally as may be determined by the Board of Directors. No stock options granted to Executive will vest later than four years after grant.

         (d) Executive Benefit Plans. At all times during the Term, Executive shall, unless prohibited by the Code or other applicable law, be eligible to participate in pension and welfare plans and programs of the Company for executive employees, currently existing or subsequently adopted, including the following:

                  (i) all qualified benefit plans and programs (e.g. defined contribution, supplemental retirement and
                           Section 401(k) plans, long-term disability and life insurance plans and programs);

                  (ii)     all hospitalization and medical plans and programs;
                           and

                  (iii)    all retirement plans and programs.

5. Termination of Employment for Cause; Resignation Without Good Reason; Resignation Not Following a Change of Control.

         (a) Compensation and Benefits. If Executive's employment is terminated by the Company for Cause or if Executive resigns from his employment hereunder other than for Good Reason or other than within one year after a Change of Control, then Executive shall not be eligible to receive any compensation or benefits, or to participate in any plans or programs under Section 4 hereof with respect to future periods after the date of such termination or resignation except for the right to receive benefits under any plan or program, to the extent vested, in accordance with the terms of such plan or program and except for benefits provided in accordance with customary practices of the Company at Executive's expense (e.g., hospitalization and medical insurance). Except that in the case of Resignation Without Good Reason, the Company will continue, for a period of up to five years, after his resignation to provide to Executive and his family at the Company's cost, comparable health care, hospital and medical benefits, subject to termination of such benefits at such time as Executive becomes entitled to reasonably comparable benefits upon subsequent employment.

         (b) Date of Termination. The date of termination of Executive's employment by the Company under this Section 5 shall be effective immediately after written notice of termination. The date of resignation by Executive under this Section 5 shall be one (1) month after receipt by the Company of written notice of resignation.

6. Termination of Employment Without Cause; Resignation for Good Reason; Resignation Following Change of Control, and Failure to Extend Employment Agreement.

         (a) Compensation and Benefits. If Executive's employment is terminated by the Company without Cause, Executive resigns from his employment hereunder for good reason, Executive resigns from his employment hereunder for any reason within one (1) year after a Change of Control, or the Company fails to extend this Agreement, Executive shall be entitled to receive the following from the
Company:

                  (i)      Executive shall receive from the Company within sixty
                           (60) days after such termination, resignation, or end of Term without an extension by the Company an amount equal to twice his Base Salary and all unused vacation as in effect on the effective date of such termination or resignation or as of the end of the Term. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required to deduct or withhold therefrom.

                  (ii)     Executive shall receive from the Company within sixty
                           (60) days after such termination, resignation or end of Term without an extension by the Company an amount equal to twice Executive's bonus payment(s) under
                           Section 4(b) above earned for the fiscal year of the Company ending immediately prior to such termination or resignation or twice the maximum amount Executive is eligible to earn in the current fiscal year, whichever is higher. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required to deduct or withhold therefrom.

                  (iii) With respect to any stock options, SARs, restricted stock awards or performance share awards granted to Executive and outstanding immediately prior to such termination, resignation or failure to extend this Agreement, all restrictions on all shares of restricted stock awards shall lapse immediately, all outstanding options and SARs will become exercisable immediately, and all performance share objectives shall be deemed to be met.

                  (iv) Executive and his family shall be entitled to continued participation in hospital and medical plans and programs of the Company at the Company's expense for a five-year period following such termination, resignation or end of Term subject to termination of participation upon Executive becoming entitled to comparable benefits on subsequent employment.

                  (v) Executive shall be entitled to the payment in full, upon the effective date of termination, of all unpaid vacation allowances.

         (b) Date of Termination or Resignation. The date of termination of Executive's employment by the Company under this Section 6 shall be one (1) month after receipt by Executive of written notice of termination. The date of resignation by Executive for Good Reason under this Section 6 shall be one (1) month after receipt by the Company of written notice of resignation, provided that the Good Reason specified in such notice shall not have been corrected by the Company during such one (1) month period.

         (c) Limitation on Change of Control Compensation. In the event that Executive is a "disqualified individual" within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this
Section 6 shall be considered together with all Change of Control Payments so that, with respect to Executive, all Change of Control Payments are collectively subject to an overall maximum limit. Such maximum limit shall be One Dollar ($1.00) less than the largest amount under which no portion of the Change of Control Payments is considered a "parachute payment" within the meaning of
Section 280G of the Code. Accordingly, to the extent that the Change of Control Payments would be considered a "parachute payment" with respect to Executive, then the portions of such Change of Control payments shall be reduced or eliminated in the following order until the remaining Change of Control Payments with respect to Executive is One Dollar ($1.00) less than the maximum allowable which would not be considered a "parachute payment" under the Internal Revenue
Code:

                  (i)      First, any cash payment to Executive;

                  (ii) Second, any Change of Control Payments not described in this Agreement; and

                  (iii) Third, any forgiveness of indebtedness of Executive to the Company.

Executive expressly and irrevocably waives any and all rights to receive any Change of Control payments which would be considered a "parachute payment" under the Code.

7.       Termination of Employment by Disability or Death.

         (a) Compensation and Benefits. If Executive becomes Permanently Disabled prior to the expiration of the Term, the Company shall be entitled to terminate Executive's employment subject to the Company's normal policies in such matters as applied to all other salaried employees. In the event of such termination of Executive's employment or termination of Executive's employment by reason of the death of Executive prior to the expiration of the Term, the Executive (or Executive's estate, as the case may be), shall be entitled to receive from the Company the following:

                  (i) In the event of termination after Executive has become Permanently Disabled, Executive and his family shall be entitled to continue participation in hospital and medical plans and programs of the Company at the Company's expense for the period of said disability or until normal retirement age subject to rules and practice of the plan(s).

                  (ii) Executive (or, in the event of his death, Executive's estate or his designated beneficiary) shall be entitled to receive benefits under any other Company plan or program (to the extent Executive is vested) in accordance with the terms of such plan or program. Executive shall be entitled to continued contributions under the Company's qualified profit sharing plan 401(k) to the extent permitted in said Plan.

         (b) Date of Termination. The date of termination of Executive's employment under this Section 7 shall be the date Executive becomes Permanently Disabled or the date of Executive's death, as the case may be.

8. Legal Fees and Expenses. The Company shall pay or reimburse Executive for all reasonable legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement from or against the Company in a proceeding before a court of competent jurisdiction.

9. Assignment of Inventions. Executive agrees to promptly disclose to the Company in writing all Inventions; and all such Inventions shall be the exclusive property of the Company and are hereby assigned by Executive to the Company. Further, Employee will, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect, and use its rights to Inventions. In particular, but without limitation, Executive will sign all documents, do all things, and supply all information that the Company may deem necessary or desirable to:

                  (i) transfer or record the transfer of his entire right, title and interest in Inventions; and

                  (ii) enable the Company to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

         The obligations of this Section shall continue beyond the termination of employment with respect to Inventions conceived or made by Executive during the period of his employment and shall be binding upon assigns, executors, administrators and other legal representatives. For purposes of this Agreement, any Invention relating to the business of the Company on which Executive files a patent application within six (6) months after termination of employment with the Company shall be presumed to cover Inventions conceived by Executive during the term of his employment, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment.

         NOTICE: Pursuant to Minnesota Statutes ss. 181.78, Executive is hereby notified that this Section 11 does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company.

10. Confidential Information. Executive agrees not to directly or indirectly use or disclose Confidential Information for the benefit of anyone other than the Company, either during or after employment, for as long as the information retains the characteristics of Confidential Information described in Section 1 above.

11. Return of Documents and Property. All documents and tangible items provided to Executive by the Company, or possessed by or created by Executive for use in connection with his employment, are the property of the Company and shall be promptly returned to the Company on termination of employment together with all copies, recordings, abstracts, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

12. Noncompetition. In consideration of Executive's rights under this Agreement, including without limitation Sections 5 through 7 hereof, Executive agrees that, from and after the Effective Date and continuing until the one-year anniversary of termination or cessation of Executive's employment with the Company, Executive will not, alone or in any capacity with another legal entity:

                  (i) directly or indirectly, own any interest in, control, be employed by or associated with, or render services to (including but not limited to services in research), any person, entity, or subsidiary, subdivision, division, or joint venture of such entity in connection with the design, development, manufacture, marketing, or sale of a Competitive Product that is sold or intended for use or sale in any geographic area in which the Company actively markets a Company Product or intends to actively market a Company Product of the same general type or function;

                  (ii) directly or indirectly, solicit any of the Company's present or future employees for the purpose of hiring them or inducing them to leave their employment with the Company;

                  (iii) directly or indirectly, solicit, attempt to solicit, interfere, or attempt to interfere with the Company's relationship with its customers or potential customers, on behalf of himself or any other person or entity engaged in the design, development, manufacture, marketing, or sale of a Competitive Product; or

                  (iv) directly or indirectly design, develop, manufacture, market, or sell any Competitive Product that is sold or intended for use or sale in any geographic area in which the Company actively markets a Company Product or intends to actively market a Company Product of the same general type or function.

In the event that Executive receives a payment from the Company pursuant to Sections 6(a)(i) and 6(a)(ii) above, the reference to the "one-year anniversary" in the first sentence of this Section shall be changed to the "two-year anniversary".

13. Breach of Noncompetition Provisions of this Agreement. In addition to any other relief or remedies afforded by law or in equity, if Executive breaches
Section 12 of this Agreement, Executive agrees that the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction plus reasonable attorneys' fees for securing such relief. Executive recognizes and hereby admits that irreparable damage will result to the Company if he violates or threatens to violate the terms of Section 12 of this Agreement. This Section 13 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of Section 12 of this Agreement.

14. Effect of Other Obligations. It is intended that the obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or non-performance of any terms, duties or obligations not specifically recited in this Agreement.

15. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any Successor to or assigns of the Company, and Executive's heirs and the personal representative of Executive's estate.

16. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

17. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of Minnesota.

19. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive, the notice shall be delivered or mailed to Executive at the address specified under Executive's signature hereto, or if addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the Board of Directors of the Company. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

20. Supersedes Previous Agreements. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

21. Headings; Construction. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

22. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its Chairman of the Board pursuant to the authority of its Board, and Executive has executed this Agreement, effective as of January 1, 1999.


                                     ZOMAX INCORPORATED



                                     By: /s/ Phillip T. Levin
                                         Chairman of the Board



                                     /s/ James T. Anderson
                                     James T. Anderson